Exhibit 99.1

PALM HARBOR HOMES, INC. REPORTS FOURTH QUARTER AND
YEAR-END FISCAL 2004 RESULTS

DALLAS, Texas (May 3, 2004) - Palm Harbor Homes, Inc. (Nasdaq/NM:PHHM) today reported financial results for the fourth quarter and fiscal year ended March 26, 2004.

Net sales for the fourth quarter totaled $129.8 million compared with $136.1 million in the year-earlier period. Net loss for the fourth quarter totaled $3.2 million, or $0.14 per share, compared with net income of $183,000, or $0.01 per share a year ago. Net sales for fiscal 2004 were $578.5 million compared with $573.1 million a year ago. Net loss for fiscal 2004 totaled $6.0 million, or $0.26 per share, compared with net income of $3.2 million, or $0.14 per share for fiscal 2003.

Lee Posey, chairman of Palm Harbor Homes, Inc., remarked, “The fourth quarter performance reflects the continuation of a very difficult environment for the manufactured housing industry. However, our operating margins improved over the prior quarter in spite of significant cost increases for lumber, gypsum and other materials. And, while we reported an overall loss for the quarter, March was profitable and we expect the first quarter of fiscal 2005 and the full year to be profitable as well.

“Clearly, this was an agonizing year for the entire industry,” Posey continued. “Throughout the year, our management team has worked extremely hard to position the Company for an industry recovery. However, in spite of the adverse market conditions, Palm Harbor has continued to outperform our peers as evidenced by our 23% gain in market share over the prior year for multi-section homes. While industry-wide shipments were down 22% for calendar 2003, Palm Harbor’s shipments declined by 10%. Additionally, we have continued to operate our business without closing any manufacturing facilities and we remain riveted on managing our receivables and inventories and controlling our fixed expenses.

“A careful review of the total retail demand for manufactured housing in 2003 shows that approximately 235,000 homes were sold to retail customers. Of that amount, factory shipments represented only 131,000 homes, or about 55% of retail sales. The additional demand was satisfied by approximately 90,000 homes from repossessed inventories and the reduction of 14,000 homes from dealer inventories.

“While it is difficult to predict when the industry turnaround will gain significant momentum, we can point to some encouraging vital signs that indicate a more favorable environment is imminent. Overall, the national economy has stabilized, inventories of repossessed homes have now dramatically declined and lenders are gradually starting to re-enter the market. Together, these factors should lead to more stable conditions and renewed growth in industry sales,” Posey concluded.

Larry Keener, president and chief executive officer of Palm Harbor Homes, added, “While we are in no way satisfied with our financial performance for the year, we remain confident that we are continuing to position Palm Harbor strategically for the future. We think that investors should view today’s factory-built housing industry as having two components — manufactured and modular. Together, shipments for these two categories totaled 169,000 homes in 2003. Looking ahead, management estimates that the combined shipments for calendar years 2004, 2005, 2006, 2007 and 2008 will be approximately 174,000, 183,000, 196,000, 209,000 and 220,000 homes, respectively.

“As such, we are expanding our Nationwide Custom Homes series and are focusing on the introduction of our Discovery Home series of modular homes, as we believe modular housing will be a key driver of our future growth and profitability. The market response has already been very favorable, as we have continued to aggressively market this innovative product line in new markets. With a broad product offering that includes both manufactured and modular housing, Palm Harbor is uniquely positioned to address the growing need for affordable housing now and as market conditions improve.

“Additionally, our ability to provide both chattel and mortgage bank financing for our customers is another strategic advantage for Palm Harbor. During fiscal 2004, Country Place, our full-service chattel lender, originated over $77 million of loans, compared with $32 million the prior year. And, as previously announced, during the fourth quarter we entered into a new $200 million warehouse facility agreement on very favorable terms to increase our borrowing capacity. We believe our proven ability to execute our strategy and adapt to a changing marketplace, combined with Palm Harbor’s unsurpassed reputation for providing exceptional value for our customers, will further enhance our competitive position and, more importantly, shape our performance for the future,” added Keener.

Kelly Tacke, chief financial officer of Palm Harbor Homes, Inc., commented, “We believe our financial position is sound as our balance sheet reflects $50.9 million in cash and cash equivalents at March 26, 2004. We will continue to carefully control our expenses and efficiently manage our operations. More importantly, we believe we have the financial flexibility to execute our business plan and reward our shareholders.”

A conference call regarding this release is scheduled for Wednesday, May 5, 2004, at 8:00 a.m. (Central Time) 9:00 a.m. (Eastern Time). Interested parties can access a live simulcast on the Internet at www.PalmHarbor.com or www.FullDisclosure.com. A 30-day replay will be available on both websites.

Palm Harbor Homes is one of the nation’s leading manufacturers and marketers of multi-section manufactured homes. The Company markets nationwide through vertically integrated operations, encompassing manufacturing, marketing, financing and insurance.

PALM HARBOR HOMES, INC.

Condensed Consolidated Financial Results

	Fourth Quarter Ended
	March 26,	March 28,
	2004	2003
Net sales	$129,804,000	$136,085,000
Net (loss) income	(3,212,000)	183,000
Net (loss) income per share — basic and diluted	(0.14)	0.01

	Fiscal Year Ended
	March 26,	March 28,
	2004	2003
Net sales	$578,465,000	$573,130,000
Net (loss) income	(6,017,000)	3,221,000
Net (loss) income per share — basic and diluted	(0.26)	0.14

This press release contains projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company’s current views with respect to future events and financial performance. No assurance can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. A discussion of these factors is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

PALM HARBOR HOMES, INC.

Statements of Income

(Dollars in thousands, except earnings per share)

For the fourth quarter and fiscal year ended March 26, 2004 and March 28, 2003

	Fourth Quarter Ended		Fiscal Year Ended
	March 26,	March 28,	March 26,	March 28,
	2004	2003	2004	2003
	(Unaudited)
Net sales	$129,804	$136,085	$578,465	$573,130
Cost of sales	95,304	98,467	427,826	408,725
Selling, general and administrative expenses	37,881	37,780	157,414	157,474

Income (loss) from operations	(3,381)	(162)	(6,775)	6,931
Interest expense	(1,438)	(1,483)	(5,566)	(6,676)
Equity (loss) earnings in limited partnership	(225)	1,392	1,848	3,416
Other income	575	544	1,440	1,458

Income (loss) before income taxes	(4,469)	291	(9,053)	5,129
Income tax benefit (expense)	1,257	(108)	3,036	(1,908)

Net (loss) income	$(3,212)	$183	$(6,017)	$3,221

Net (loss) income per common share – diluted	$(0.14)	$0.01	$(0.26)	$0.14

Weighted average common shares outstanding – assuming dilution	22,848	22,863	22,857	22,913

Condensed Balance Sheets

(Dollars in thousands)
March 26, 2004 and March 28, 2003

	March 26,	March 28,
	2004	2003
Assets
Cash and cash equivalents	$50,915	$45,592
Trade receivables	48,766	66,346
Loans held for investment, net	96,833	32,135
Inventories	113,799	115,753
Property, plant and equipment, net	82,547	92,887
Other assets	128,962	130,049

Total Assets	$521,822	$482,762

Liabilities and Shareholders’ Equity
Accounts payable and accrued liabilities	$105,252	$90,254
Floor plan payable	84,069	114,437
Other liabilities	76,448	17,702
Shareholders’ equity	256,053	260,369

Total Liabilities and Shareholders’ Equity	$521,822	$482,762

PALM HARBOR HOMES, INC.

Quick Facts

	Fourth Quarter Ended		Fiscal Year Ended
	March 26,	March 28,	March 26,	March 28,
	2004	2003	2004	2003
CONSOLIDATED:
Internalization rate, including modular	68%	73%	71%	76%
Gross margin	26.6%	27.6%	26.0%	28.7%

FACTORY-BUILT HOUSING:
Manufactured Housing:
Company-owned superstores:
Beginning	147	153	153	151
Added	2	1	8	11
Closed	(5)	(1)	(17)	(9)

Ending	144	153	144	153

New home volume:
Retail — new:
Single	94	166	445	707
Multi	1,051	1,305	5,242	5,834

Total	1,145	1,471	5,687	6,541
Wholesale — independent dealers	388	381	1,567	1,466

Total new homes	1,533	1,852	7,254	8,007

Average sales price — retail (new)	$71,000	$62,000	$68,000	$63,000
Average sales price — wholesale	$48,000	$43,000	$45,000	$41,000
Production (floors)	3,257	3,610	14,029	15,026

Modular Housing:
New home volume	222	182	962	670 (1)
Average sales price — consumer	$140,000	$143,000	$135,000	$146,000
Average sales price — builder	$71,000	$62,000	$67,000	$64,000

FINANCE:
Loan originations:
CPM	251	399	1,267	1,377
BSM	218	338	1,126	753 (2)

(1)	Represents modular homes sold since June 7, 2002.

(2)	Represents PHH originations only since May 31, 2002.